Exhibit 99.1
NEWS RELEASE

For Immediate Release

Contact: Angela Davied
Vice President,
Corporate Communications
(913) 754-7054
adavied@egov.com

NIC Inc. Announces Changes to the Company’s Board of Directors

OLATHE, Kan. - June 7, 2018 - NIC Inc. (Nasdaq: EGOV), the nation’s leading provider of digital government solutions and secure payment processing, is announcing changes to its Board of Directors. Effective immediately, Ross Hartley retired as a member of the Company’s Board. Mr. Hartley is a founder of the Company and has served on the board of directors since the Company’s beginning.

“There are few words that seem sufficient in expressing all that Ross Hartley has done for NIC,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “He is one of the two original founders of this Company, and has been a driving force of our success. His wisdom and guidance will be missed, and we sincerely thank him for all of his many years of service to NIC.”

In addition, today, NIC’s Board of Directors increased the size of the Board from nine to 10 members, and appointed Jayaprakash “Jay” Vijayan and Tony Scott as the Company’s newest Board members.

Mr. Vijayan is the former CIO of Tesla Inc. (Nasdaq: TSLA), and is currently the Founder and Chief Executive Officer of Tekion, an innovative startup technology company serving the automotive retail industry. He served at Tesla from 2012-2016, and was responsible for the company’s information systems, including applications, infrastructure, network, operations, and corporate and product security. Prior to Tesla, Mr. Vijayan led the IT Business Applications organization for VMware, Inc. (NYSE: VMW), and led product development teams for Oracle (NYSE: ORCL).

Mr. Vijayan holds a Bachelor of Science degree and a Master’s degree in geology from the University of Madras in Chennai, Tamil Nadu, India.

Tony Scott is currently a senior data privacy and cybersecurity advisor with the global law firm of Squire Patton Boggs, headquartered in Cleveland. Mr. Scott formerly served as the third Chief Information Officer of the United States, under President Barack Obama. In addition, he has led the global information technology group at VMware, and served as CIO at Microsoft (Nasdaq: MSFT) and The Walt Disney Company (NYSE: DIS), and was the first Chief Technology Officer of Information Systems & Services at General Motors Corporation (NYSE: GM).

Mr. Scott holds a Bachelor of Arts degree in Information Systems from the University of San Francisco and a Juris Doctor degree with a concentration in intellectual property from Santa Clara University.

“I am thrilled to welcome Jay Vijayan and Tony Scott to NIC’s Board of Directors,” said Mr. Herington. “These gentlemen bring a wealth of IT experience to our Board, and they both understand the importance of continuing to innovate and evolve as technology evolves - some of the mainstays of our organization since the beginning.”

About NIC

NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.